Exhibit 10.10

CAREMARK RX, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Caremark Rx, Inc. (the “Company”) hereby adopts the Caremark Supplemental Executive Retirement Plan (the “Plan”). The primary purpose of the Plan is to provide supplemental retirement benefits to a select group of the Company’s executive employees and their dependents.

ARTICLE 1

Definitions

For the purpose of this Plan, unless the context requires otherwise, the following words and phrases shall have the meanings indicated below:

1.1 Accrued Benefit means a monthly benefit payment equal in amount to sixty percent (60%) of a Participant’s Final Average Compensation.

1.2 Board means the Board of Directors of the Company.

1.3 Cause means, with respect to any Participant who is covered by an employment agreement executed between such Participant and the Company (or one of its subsidiaries) in which the term is so defined in the employment agreement, the definition of “Cause” set forth in the Participant’s employment agreement. Notwithstanding the foregoing, with respect to any other Participant, the term “Cause” shall mean (i) fraud against the Company or any of its subsidiaries; (ii) material failure or any refusal to implement or undertake the directives of the Board or of senior management of the Company; (iii) engaging in conduct that causes material injury, monetary or otherwise, to the Company or its subsidiaries, that reflects adversely on the Company or its subsidiaries or that affects the Participant’s ability to perform his or her duties hereunder; (iv) arrest for, indictment for or being formally charged with, the commission of a felony or commission of a crime, whether or not a felony, involving the Participant’s duties for the Company or its subsidiaries or that may reflect unfavorably on the Company or its subsidiaries or bring the Participant into public disrepute or scandal; (v) violation of federal, state or local tax laws; (vi) dependence on alcohol or drugs without the supervision of a physician or the illegal use, possession or sale of drugs; (vii) theft, misappropriation, embezzlement or conversion of the assets or opportunities of the Company or its subsidiaries; or (viii) a material violation of Company policies.

1.4 Change in Control means: (i) the acquisition, whether by open market or private purchase, tender offer or any other means, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (hereafter a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition by one or more underwritten directly from the Company pursuant to a firm commitment underwritten offering to the public of shares of common stock, (2) any acquisition by the Company, provided that immediately following such acquisition no person other than the Company or a subsidiary of the Company is such a 20% beneficial owner, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, provided that immediately following such acquisition no person other than any such benefit plan (or related trust) is such a 20% beneficial owner, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) below; (ii) cessation, for any reason, of the individuals who constitute the Board as of the Effective Date of the Plan (the “Incumbent Board”) to constitute at least a majority of the Board; provided, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; (iii) consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in such case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities as the case may be, (2) no party (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement or of the action of the Board, providing for such Business Combination; (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; (v) the making of a recommendation by the Board, pursuant of Rule 14e-2 under the Exchange Act or otherwise, in connection with a tender offer pursuant to which any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) seeks to obtain beneficial ownership (within the meaning of Rule 13(d)-3 under the Exchange Act) of 20% or more of either the Outstanding Common Stock or the Outstanding Voting Securities, other than a recommendation that the holders of shares of such securities (1) not accept the offer and (2) not tender Outstanding Common Stock or Outstanding Voting Securities; or (vi) any other event that constitutes a “change in control” under the Caremark Rx. Inc. 1992 Stock Incentive Plan or the Caremark Rx, Inc. 1997 Stock Incentive Plan.

1.5 Code means the Internal Revenue Code of 1986, as amended, or any successor statute.

1.6 Committee means the Compensation Committee of the Board.

1.7 Disability Date means the first day of the first month that coincides with, or immediately follows, the date on which a Disabled Participant’s employment with the Company is terminated.

1.8 Disabled Participant means a Participant who makes an application for or is otherwise eligible for disability benefits under any Company-sponsored long-term disability program and who qualifies for such benefits. In the absence of a Company-sponsored long-term disability program covering a Participant, the Participant shall be treated as a Disabled Participant if the Committee, acting in its sole discretion, determines that the Participant will be unable to perform his duties under this Agreement for at least 180 consecutive days (or such other period as specified in any Participant’s employment agreement) due to a physical or mental condition.

1.9 Employee means an individual who is an employee of the Company or of a subsidiary thereof (i) who has a high level of operational, policy or professional responsibilities, (ii) who is so designated by Committee and (iii) whose status as such has not been terminated by the Committee.

1.10 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.11 Final Average Compensation means the highest average monthly base salary paid by the Company to a Participant during any consecutive thirty-six (36) month period during the 72 calendar months immediately preceding the date of the termination of the Participant’s employment with the Company.

1.12 Months of Vesting Service means as to each Participant the number of calendar months during which such Participant is eligible to participate in the Plan, beginning with the calendar month in which such Participant first becomes eligible to participate in the Plan. In the event that a Participant commences participation to the Plan either on the Effective Date, as defined in Section 12.9 hereof, or on any other date other than the first date of a calendar month, then the Participant shall be credited with a Month of Vesting Service with respect to the calendar month in which his or her participation in the Plan commences. A Participant shall be credited with a Month of Vesting Service with respect to the calendar month in which the Participant’s participation in the Plan ceases for any reason. Notwithstanding the foregoing, a Participant shall be credited under the Plan with an additional forty eight (48) Months of Vesting Service upon the occurrence of either of the following events: 1) a Disabled Participant reaching his or her Disability Date, 2) a Change in Control; provided, that such an additional credit shall only be provided once to any Participant.

1.13 Normal Retirement Date means the first day of the first month that coincides with, or immediately follows, the date on which a Participant reaches age sixty (60).

1.14 Participant means an Employee or a former Employee who is receiving or is eligible to receive any benefit under this Plan.

1.15 Plan Administrator means the Committee.

1.16 Plan Year means the calendar year.

1.17 Retirement Date means the first day of the first month that coincides with, or immediately follows, the date on which a Participant’s active and full-time employment is terminated.

1.18 Spouse means the individual who as of any day is a Participant’s lawful spouse and is not legally separated from such Participant under a final decree of divorce or separate maintenance.

1.19 Vested Percentage means the percentage amount shown under the following schedule that corresponds to the Participant’s completed Months of Vesting Service on the date his or her status as an Employee terminates:

Months of Vesting Service	Applicable Percentage
12 Months	10%
24 Months	30%
36 Months	60%
48 Months	100%

A Participant shall be credited with an incremental increase in the Participant’s Vested Percentage between the 12 month, 24 month, 36 month and 48 month thresholds set forth above for each Month of Vesting Service earned, and such incremental increase shall be determined on the basis of a straight line interpolation determined by dividing the aggregate incremental increase in Vested Percentage between the thresholds by 12. Notwithstanding any provisions hereof to the contrary, a Participant will become 100% vested in all benefits payable on his or her behalf under the Plan upon the event of his or her death before the Participant’s Retirement Date.

ARTICLE 2

Retirement Benefit

A Participant shall receive a monthly retirement benefit that shall commence as of the Participant’s Retirement Date and that shall continue as of the first day of each month thereafter during the Participant’s remaining lifetime. Except to the extent provided in Article 5, the amount of each monthly retirement benefit payable to a Participant with a Retirement Date on or after the Participant’s Normal Retirement Date shall be equal to the Participant’s Accrued Benefit multiplied by the applicable Vested Percentage as of the date of termination of employment. With the exception of any Participant who retires on his or her Disability Date and whose benefit payment is determined under Article 3, the monthly retirement benefit of a Participant that commences as of a date before the Participant’s Normal Retirement Date shall be equal to the Participant’s Accrued Benefit multiplied by the applicable Vested Percentage as of the date of termination of employment, and then reduced by 1/96 for each full calendar month between the date on which the Participant’s retirement benefit commences and the Participant’s Normal Retirement Date; provided, that there shall be no reduction to the Participant’s monthly retirement benefit hereunder if such benefit becomes payable to a Participant after an event that constitutes a Change in Control. Notwithstanding any provisions of the Plan to the contrary, if the employment of a Participant is terminated by the Company for Cause, as that term is defined in Section 1.3 hereof, then the Participant shall not be entitled to the payment of a retirement benefit under the Plan.

ARTICLE 3

Disability Benefit

A Disabled Participant shall receive a monthly retirement benefit that shall commence as of the Participant’s Disability Date and that shall continue as of the first day of each month thereafter during the Participant’s remaining lifetime. Except to the extent provided in Article 5, the amount of each monthly retirement benefit payable to a Participant under this Article 3 shall be equal to the Participant’s Accrued Benefit multiplied by the applicable Vested Percentage as of the date of termination of employment. The monthly retirement benefit payable under this Article 3 shall not be reduced in the event that payment of the benefit commences before the Participant’s Normal Retirement Date.

ARTICLE 4

Pre-Retirement Death Benefit

If a Participant dies while an active Employee of the Company, then in lieu of any other benefits that might otherwise be payable under this Plan, his or her Spouse, if the Spouse survives the Participant, shall receive a lump sum cash payment equal to the product of the Participant’s Final Average Compensation as of the date of death multiplied by five (5).

ARTICLE 5

Alternative Benefit Payment Forms

A Participant or Disabled Participant who is eligible for the payment of a Plan benefit under Article 2 or Article 3, as appropriate, shall have the right to request the payment of such benefit in one of the alternative benefit payment forms described in this Article 5, and, in the event the Committee approves his or her request, the benefit shall be paid to the Participant or Disabled Participant in that form. An alternative benefit payment form, if approved by the Committee, shall commence as of the same date the monthly retirement benefit otherwise would have commenced pursuant to the provisions of Article 2 or 3, as appropriate. A Participant or Disabled Participant may request that his or her benefit be paid in the form of a joint and survivor annuity with either a 50%, 66 2/3% or 100% benefit for the survivor, which is the actuarial equivalent of the benefit described in either Article 2 or 3, as appropriate, and which is payable in monthly installments for the life of a Participant or Disabled Participant and thereafter for the life of his or her Spouse, if the Spouse survives, where (1) the identity of such Spouse shall be established on the date of which benefit payments first are scheduled to commence under this form to the Participant or Disabled Participant and thereafter shall not be changed for any reason whatsoever, and (2) the amount of the monthly benefit payable to such surviving Spouse at the death of the Participant or Disabled Participant shall equal the applicable percentage, as elected, of the monthly benefit that was payable to the Participant the Participant during his or her lifetime. A Participant or Disabled Participant alternatively may request that his or her benefit to be paid in the form of a series of six (6) annual installment payments, with the first installment due on the same date the monthly retirement benefit otherwise would have commenced pursuant to the provisions of Article 2 or 3, as appropriate. The installment benefit payment form will be paid on a level amortization basis, including principal and interest, and interest will accrue at the rate of seven percent (7%) on any unpaid balance related to the installment payments. A request by a Participant or Disabled Participant for the payment of his or her Plan benefit in one of the alternative forms set forth in this Article 5 shall be made in writing and shall be filed before the date as of which his or her benefit payments are scheduled to commence under this Plan. The methodology to determine actuarial equivalency under this Article 5 shall be determined by the Committee in the exercise of its sole discretion.

ARTICLE 6

Source of Records and Benefit Payments

6.1 Records. All records relating to the accrual and disbursement of benefits to, or on behalf of, Participants under this Plan shall be maintained by the Committee.

6.2 Participant List. The Committee shall at all times maintain a current list of all Participants, and of all other persons receiving benefits, and said list shall contain such other information as the Committee shall deem appropriate.

6.3 Source of Benefit Payments. Any person who claims a benefit under this Plan shall look solely to the general assets of the Company. Such person’s interest in such assets as a result of such claim shall in no matter whatsoever be superior or senior to the claim of any other general and unsecured creditor of the Company, and in no event whatsoever shall any other person whomsoever be liable to pay such benefits.

ARTICLE 7

Funding

In the event of a Change in Control, as defined in Section 1.4 hereof, the Company shall, as soon as reasonably practicable after the date the Change in Control occurs, but not later than thirty (30) days after such date, establish an irrevocable trust, which trust shall remain subject to the rights of the creditors of the Company in the event of the Company’s insolvency, if such a trust has not already been established by the Company, and shall make a contribution to such trust in an amount to ensure that the fair market value of the trust corpus, including any contributions previously made to the trust by the Company, equals the present value of the aggregate benefits accrued under the Plan, calculated by the Committee in the exercise of its sole discretion, as of date on which the Change in Control occurs. Notwithstanding the foregoing, the Company shall not be obligated to establish a trust under this Article 7 and to make any contributions thereto if such actions would result in the current receipt of taxable income by any Participant.

ARTICLE 8

Special Provisions

8.1 Forfeiture of Plan Benefit. A Participant or Disabled Participant who violates the terms of any restrictive covenants, including but not limited to non-compete and non-solicitation covenants, applicable to such Participant or Disabled Participant as a result of a period of employment or a period of service as a consultant with respect to the Company (or it subsidiaries) shall forfeit the payment of any benefits otherwise payable thereto under the Plan.

8.2 Application of Benefits. Notwithstanding anything to the contrary contained in this Plan, any benefits payable under the Plan shall become payable only after the Participant, Disabled Participant or a Spouse, as the case may be, has made an application with the Committee for such benefit on a form prepared by or on behalf of the Committee for this purpose. In the event any benefit becomes payable under this Plan and no application therefor has been filed by any such person within two (2) years from the date such benefit becomes payable, such benefit shall be forfeited. If an application has been filed for the payment of a benefit and the Committee is unable through reasonable efforts to locate the person legally entitled to receive such benefit within two (2) years of the date such benefit first becomes payable under the Plan, then such benefit also shall be forfeited.

ARTICLE 9

Welfare Benefits Coverage

With respect to any Participant who is designated by the Committee as entitled to the benefits described in this Article 9, the Company shall provide continuation of health care, dental and pharmacy coverage for the Participant and his or her dependants on terms and conditions substantially similar to those provided to executive employees of the Company from time to time, which coverage shall terminate as of the date of such Participant’s death. The Company reserves the right to amend or terminate its health care coverage, and each Participant entitled to benefits under this Article 9 shall be affected by any such amendment or termination in substantially the same fashion as executive employees of the Company are so affected. Notwithstanding the foregoing, nothing in this Plan shall be interpreted to require the Company to provide to any Participant tax treatment relating to health care coverage that is substantially similar to the tax treatment provided by the Company to its executive employees.

ARTICLE 10

Functions of the Committee

10.1 General. The Committee shall be the Named Fiduciary for the Plan. A member of the Committee may be a Participant but, in such case, a claim submitted by one member of the Committee as a Participant or Disabled Participant shall be reviewed by one or more other members of the Committee.

The Company shall indemnify each member of the Committee for any liability, assessment, loss, expense or other cost of any kind or description whatsoever, including legal fees and expenses, actually incurred by a member on account of any action or proceeding, actual or threatened, that arise as a result of being a member of the Committee or as a result of any actions or inactions of any member(s) of the Committee.

10.2 Powers. The Committee shall have control over the administration of the Plan, with all powers necessary to enable it properly to carry out its duties in this respect, including without limitation, the designation of Employees as Participants, including eligibility for benefits under Article 9, and the power to waive any conditions or limitations stated in the Plan whenever the Committee, acting in its absolute discretion, deems such a waiver to be appropriate under the circumstances. The Committee may appoint in writing such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents those powers and duties, whether ministerial or discretionary, that it deems expedient or appropriate. In the event that any agent so appointed is not an employee of the Company, such agent’s compensation shall be fixed by the Committee and shall be paid by the Company.

ARTICLE 11

Amendment and Termination

11.1 Amendment. This Plan may be amended in any respect and at any time by the Board in the exercise of its sole discretion. Any such amendment automatically shall be binding on each Participant, provided, that no such amendment may reduce the level of non-forfeitable benefit accrued by a Participant under the Plan as of the date the amendment is adopted.

11.2 Termination. The Board reserves the right to terminate the Plan at any time and to cease the accrual and/or vesting of benefits thereunder; provided, that no such termination may reduce the level of non-forfeitable benefits accrued by a Participant under the Plan as of the date the termination is effective.

ARTICLE 12

Miscellaneous

12.1 Headings. The headings and subheadings in the Plan have been inserted for convenience of reference only and are to be ignored in any construction of the Plan provisions.

12.2 Construction. In the construction of the Plan, the singular shall include the plural in all cases in which such meaning would be appropriate. This Plan shall be construed in accordance with the laws of the State of Alabama.

12.3 Agent for Service of Process. The agent for service of process for the Plan shall be the person currently listed in the records of the Secretary of State of Alabama as the agent for service of process for the Company.

12.4 Plan Administrator. The Committee shall be the Plan Administrator of the Plan for purposes of compliance with the ERISA reporting and disclosure requirements.

12.5 No Assignment by Participants. The benefits provided under this Plan may not be alienated, encumbered or assigned by a Participant, Disabled Participant or Spouse.

12.6 Successors and Assigns to the Company. The rights and obligations of the Company under this Plan shall be binding on and inure to the benefit of the Company, its successors and permitted assigns.

12.7 Effect of Plan. This Plan shall not constitute a contract of employment for any definite term and shall not affect or impair the right of either party to terminate the employment relationship at any time.

12.8 Legal Competency. The Committee may, in its discretion, make payment either directly to an incompetent or disabled person, whether because of minority or mental or physical disability, or to the guardian of such person, or to the person having custody of such person, without further liability on the part of the Company, the Committee, or any person, for the amounts of such payment to the person on whose account such payment is made.

12.9 Effective Date. The effective date of the Plan shall be November 12, 2002.